Exhibit 10.4

June 19, 2008

Mark Woodward

[Address]

Dear Mark,

I am delighted that you are interested in joining the talented team of people at E2open, Inc. (the “Company”). Subject to your interviews with certain members of the Company’s Board of Directors and approval by the Board of Directors, we are pleased to offer you the position of President & CEO reporting to the Board of Directors. The salary for this position is $14,583.33 paid semi-monthly. You will also be eligible to participate in the current E2open incentive plan for your position at an annual incentive target of $350,000. It is anticipated that you and the Compensation Committee shall agree on an incentive plan for FY2009 that is based on the Company’s FQ3 and FQ4 performance and subject to the current plan’s FQ4 positive cash flow requirement. As a Company employee, you are eligible to receive employee benefits available to employees at your position under the Company’s benefit programs. As CEO, you will also be elected to the Company’s Board of Directors.

Stock Options

We will recommend to the Board of Directors subsequent to your date of hire that you be granted an option (“New Hire Option”) to purchase twenty-four million (24,000,000) shares at a price equal to the fair market value per share on the date of grant, which represents approximately four percent (4%) of the Company’s capitalization on a fully diluted basis after giving effect to the Series CC Financing Extension. The “Series CC Financing Extension” means the Company’s expected issuance after the date of this letter of up to 63,116,439 shares of Series CC Preferred Stock. We will recommend that your New Hire Option vest over four years as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest at the end of each calendar month thereafter. Although a recommendation will be made, final authority and approval rests with the Board of Directors.

We will also recommend to the Board of Directors that if any time within two (2) years following your hire date the Company issues stock for the purpose of raising new capital after your hire date (excluding any stock issued or issuable pursuant to the Series CC Financing Extension), and you are then employed on a full-time basis by the Company at the time of such stock issuance, the Company will grant you an additional stock option to purchase such number of shares of common stock equal to four (4%) percent of the shares (“New Dilution”) issued upon receipt of such new capital; provided, however, that no more than twenty million dollars ($20,000,000) of new capital (the “New Capital Cap”) shall qualify for purposes of calculating the number of shares comprising New Dilution. The preceding sentence shall not apply to any other stock issuance of any kind whatsoever, including but not limited to stock issued: (i) pursuant to a merger or acquisition, or an underwritten public offering of the Company’s common stock pursuant to the Securities Act of 1933, as amended; or (ii) pursuant to the Company’s employee stock plans; or (iii) in exchange for new capital received by the Company in excess of the New Capital Cap. Further, in the event the Company issues less than 63,116,439 shares of Series CC Preferred Stock pursuant to the Series CC Financing Extension, the amount of shares qualifying as “New Dilution” for purposes of this paragraph will be reduced by the difference between 63,116,439 and the actual number of shares of Series CC Preferred Stock issued by the Company pursuant to the Series CC Financing Extension. Any additional stock option that is granted to you pursuant to this paragraph shall be subject to the same terms and conditions as are described above for your New Hire Option except that the exercise price of the option shares shall be equal to the fair market value per share of the Company’s Common Stock on the date of grant.

Accelerated Vesting of Stock Options – Termination of Employment Following Change of Control

We will recommend to the Board of Directors that 100% of the then-unvested, unexpired portion of your New Hire Option and any future option grants be accelerated upon the termination of your employment from the Company without “Cause” or for “Good Reason” if such termination occurs within twelve months following a Change of Control Transaction. “Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee, (ii) your being convicted of, or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the U.S. or any state thereof, (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company, or (iv) a willful act by you that constitutes (A) a material breach of a material provision of any agreement between you and the Company or (B) a material failure to comply with the Company’s written policies or rules, in each case under this clause (iv) if such breach or failure has not been cured by you within 30 days after written notification by the Company to you of such breach or failure. “Good Reason” means your written voluntary resignation within sixty (60) days following (i) a material reduction in your level of responsibility to which you have not consented, including a change in your position or status to a position that is not at the Chief Executive Officer level or above with the successor; (ii) a reduction of greater than ten percent (10%) of your then current salary unless a commensurate reduction is made for all executive officers of the Company; (iii) an order to report financial results illegally or not consistent with generally accepted accounting principles or with the Sarbanes-Oxley Act of 2002; or (iv) relocation of your principal place of employment by more than 50 miles.

For purposes of this letter, “Change of Control Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Section 13d-3 of said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, exclusive license or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that a “Change of Control” shall not include a transaction that only changes the state of the Company’s incorporation.

Accelerated Vesting of Stock Options – IPO

We will recommend to the Board of Directors that 50% of the total number of shares issued or issuable upon exercise of all stock options held by you become vested upon the Company’s first underwritten public offering of its common stock pursuant to the Securities Act of 1933, as amended (“IPO”), if the IPO occurs within two (2) years after the date of this letter.

Severance Benefits

If you are terminated for any reason other than for Cause within twelve months following your date of hire (“Qualifying Termination”), the Company shall pay your base salary for a period of up to twelve (12) months following your Qualifying Termination subject to your signing the Company’s standard form of settlement and release agreement. Your base salary shall be the rate in effect at the time of the termination and paid in accordance with the Company’s standard payroll procedures. If you have secured employment within the first six (6) months following your Qualifying Termination, the Company, will pay you your base salary for a period of six (6) months (and no more) following the date of your Qualifying Termination. If you have not been able to secure employment within six (6) months of your Qualifying Termination, the Company will pay you your base salary for one (1) additional month for each additional month that you are unable to secure employment for up to an additional six (6) month period as you continue to seek employment (the “Second 6-Month Severance Payment”). In no event will the Company pay your base salary for a period longer than twelve (12) months following the date of your Qualifying Termination.

Notwithstanding any other provision of this letter, if you are a “specified employee” under Code Section 409A and a delay in making any payment or providing any benefit under this letter is required by Code Section 409A, any Treasury Regulations, or IRS guidance thereunder, or necessary in the good faith judgment of the Company, to avoid you incurring additional tax under Code Section 409A, such payments will not be made until the date that is six (6) months and one (1) day following the date of your separation from service in accordance with Code Section 409A.

At-Will Employment

Your employment with the Company will be voluntarily entered into and will be for no specified period, also known as “at-will” employment. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice.

Employment Eligibility

This employment offer is contingent upon the successful completion of the Company’s background and reference checks. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Other

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided and return it to me at the address listed below. A duplicate original is enclosed for your records. Upon acceptance of our offer, your first day of employment will be within thirty (30) days of the date of this letter, unless otherwise indicated below. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer of employment will terminate if not accepted, signed and returned by close of business on June 25, 2008, unless the Company agrees to employ your services after such expiration date.

Again, I am excited about working together and making E2open, Inc. a major success for all employees and shareholders.

Sincerely,

/s/ John B. Mumford
John B. Mumford
Chairman of the Board
E2open, Inc.

Agreed to and accepted:

/s/ Mark Woodward
Mark Woodward

Date:	6/20/08	Anticipated Start Date:	6/26/08